As filed with the Securities and Exchange Commission on August 29, 2011
Registration No. 333-174405

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CERES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	100 (Primary Standard Industrial Classification Code Number)	33-0727287 (I.R.S. Employer Identification Number)

1535 Rancho Conejo Boulevard
Thousand Oaks, CA 91320
(805) 376-6500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard Hamilton
President and Chief Executive Officer
Ceres, Inc.
1535 Rancho Conejo Boulevard
Thousand Oaks, CA 91320
Telephone: (805) 376-6500
Facsimile: (805) 498-1002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Carbone, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 Telephone: (650) 251-5130 Facsimile: (650) 251-5002

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-174405) is solely to file Exhibit 10.30, which has not been previously filed, and to refile Exhibits 10.11, 10.12, 10.14, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21 and 10.29. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The actual and estimated expenses in connection with this offering are as follows:

SEC Registration Fee		$11,610
Printing and Engraving Expense			*
Legal Fees			*
Accounting Fees			*
Nasdaq Listing Fee			*
Financial Industry Regulatory Authority, Inc. Filing Fee		10,500
Transfer Agent Fee			*
Miscellaneous Expenses			*

Total	$		*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our bylaws provide for indemnification of the officers and directors to the full extent permitted by the DGCL.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its directors and certain officers for certain liabilities arising under the Securities Act.

Item 15.	Recent Sale of Unregistered Securities

Since April 1, 2008, we have issued the following securities that were not registered under the Securities Act:

(1) In August 2011, we completed the sale of $11,425,232 aggregate principal amount of non-interest bearing convertible subordinated notes, or the Convertible Notes, to nine existing investors in the Company in a private placement. The Convertible Notes are convertible, subject to the terms and conditions set forth therein, into shares of our common stock upon the consummation of a qualified initial public offering of our common stock at a price per share equal to a 20% discount from the public offering price. In the event that we do not consummate a qualified public offering on or prior to the six month anniversary of the issuance date of the Convertible Notes, (i) the Convertible Notes will automatically convert, subject to the terms and conditions set forth therein, into shares of our Series G Convertible Preferred Stock, at a conversion price per share equal to $6.50 and (ii) the holders will receive warrants exercisable for that number of shares of our common stock, at an initial exercise price of $6.50 per share, equal to the number of shares of Series G Convertible Preferred Stock into which such holder’s Convertible Notes convert. Purchasers of the Convertible Notes included holders of more than 5% of our outstanding capital stock and affiliates of certain of our directors. The purchasers of the Convertible Notes were accredited investors under Regulation D.

(2) In June 2010, we sold an aggregate of 3,076,923 shares of Series G convertible preferred stock to five existing stockholders at a per share purchase price of $6.50 pursuant to a stock purchase agreement. Purchasers of the Series G convertible preferred stock also received, for each share purchased, a warrant to purchase one share of our common stock at an exercise price of $6.50 per share. The purchasers of the Series G convertible preferred stock were accredited investors under Regulation D.

(3) In February 2010, we issued warrants to purchase 43,076 shares of our Series F convertible preferred stock to Silicon Valley Bank at a price of $6.50 per share.

(4) Since April 1, 2008, we have granted options to employees and directors to purchase an aggregate of 3,674,599 shares of our common stock under our equity incentive plans at exercise prices ranging from $2.25 to $5.72. During this period, options to purchase 641,172 shares of our common stock were exercised with an average per share exercise price of $0.44 for cash consideration to us in the aggregate amount of $280,729.60.

The issuances of preferred stock and warrants described in items (1), (2) and (3) above were deemed exempt from registration under Section 4(2) or Regulation D of the Securities Act. The issuances of options and shares in item (4) above was deemed exempt from registration in reliance on Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The recipients of securities in the transactions exempt under Section 4(2) or Regulation D of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions.

Item 16.	Exhibits and Financial Data Schedules

(A) Exhibits

Exhibit
No.	Description of Exhibit

*1.1	Form of Underwriting Agreement
†3.1	Restated Certificate of Incorporation of Ceres, Inc., as currently in effect
*3.2	Form of Amended and Restated Certificate of Incorporation of Ceres, Inc. to be in effect immediately prior to the consummation of this offering
†3.3	Amended and Restated Bylaws of Ceres, Inc., as currently in effect
*3.4	Form of Amended and Restated Bylaws of Ceres, Inc. to be in effect immediately prior to the consummation of this offering
†3.5	Amendment to the Amended and Restated Bylaws of Ceres, Inc., as currently in effect
*4.1	Form of Stock Certificate
†4.2	Warrant to Purchase Shares of Series E Preferred Stock issued to Silicon Valley Bank, dated August 16, 2004, as amended
*4.3	Warrant to Purchase Shares of Common Stock issued to The Samuel Roberts Noble Foundation, Inc., dated November 28, 2006, as amended

Exhibit
No.	Description of Exhibit

†4.4	Warrant to Purchase Shares of Common Stock issued to The Texas A&M University System, dated July 18, 2008
†4.5	Warrants to Purchase Shares of Series F Preferred Stock issued to Silicon Valley Bank, dated March 1, 2010
†4.6	Amended and Restated Investors’ Rights Agreement, dated June 25, 2010, by and among Ceres, Inc. and the stockholders named therein
†4.7	Form of Series F Original Warrant, as amended
†4.8	Form of Series G Original Warrant, as amended
†4.9	Form of Convertible Note
*5.1	Opinion of Shearman & Sterling LLP
†10.1	Ceres, Inc. 2000 Stock Option/Stock Issuance Plan, as amended
†10.2	Form of Stock Option Agreement under the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan
*10.3	Form of Stock Purchase Agreement under the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan
†10.4	Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
†10.5	Form of Stock Option Agreement under the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
*10.6	Form of Stock Purchase Agreement under the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
†10.7	Restricted Stock Grant Agreement between J. Jefferson Gwyn and Ceres, Inc., dated December 22, 2008
*10.8	Ceres, Inc. 2011 Equity Incentive Plan Form of Stock Option Grant Notice and Option Award Agreement under the Ceres, Inc. 2011 Equity Incentive Plan
†10.9	Agricultural Lease Agreement between John & Connie Giesenschlag and Ceres, Inc. dated April 1, 2008
†10.10	Ground Lease Agreement between John & Connie Giesenschlag and Ceres, Inc. dated April 1, 2008
**10.11	Exclusive License Agreement between Cambridge University Technical Services, Ltd. and Ceres, Inc., dated November 1, 2001
**10.12	Sponsored Research Agreement between The Texas Agricultural Experiment Station of The Texas A&M University System and Ceres, Inc., dated August 29, 2007, as amended
†10.13	Intellectual Property Rights Agreement between The Texas Agricultural Experiment Station of The Texas A&M University System and Ceres, Inc., dated August 29, 2007
**10.14	Material Transfer and Evaluation Agreements between The Texas A&M University System and Ceres, Inc., dated April 23, 2008, as amended
**†10.15	Line License Agreement between The Texas A&M University System and Ceres, Inc., dated October 16, 2009
**10.16	Master Research Agreement between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated May 19, 2006
**10.17	Evaluation, Production and License Agreement between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated May 19, 2006
**10.18	License Agreement for NF/GA992 and NF/GA993 between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated December 1, 2008
**10.19	License Agreement for NF/GA002 between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated September 1, 2009
**10.20	Collaboration Agreement between the Institute of Biological, Environmental and Rural Sciences of Aberystwyth University and Ceres, Inc., dated April 1, 2007, as amended
**10.21	Collaboration Agreement between Institute of Crop Sciences of the Chinese Academy of Agricultural Sciences and Ceres, Inc., dated November 15, 2007, as amended
†10.22	Loan and Security Agreement between Silicon Valley Bank and Ceres, Inc., dated January 29, 2010 and amendments thereto dated March 17, 2010 and August 10, 2010
*10.23	Employment Agreement between Ceres, Inc. and Richard Hamilton, dated , 2011
*10.24	Employment Agreement between Ceres, Inc. and Paul Kuc, dated , 2011
*10.25	Employment Agreement between Ceres, Inc. and Michael Stephenson, dated , 2011
*10.26	Employment Agreement between Ceres, Inc. and J. Jefferson Gwyn, dated , 2011

Exhibit
No.	Description of Exhibit

*10.27	Employment Agreement between Ceres, Inc. and Roger Pennell, dated , 2011 Ceres, Inc.
*10.28	Exclusive Consulting Agreement between Ceres, Inc. and Robert Goldberg, dated January 1, 2006, and the amendments thereto dated November 17, 2006, December 31, 2010 and July 20, 2011
**10.29	Enabling Technology License Agreement between Ceres, Inc. and Monsanto Company, dated April 1, 2002
**10.30	Line License Agreement between Ceres, Inc. and The Texas A&M University System, dated July 12, 2011.
*10.31	Ceres, Inc. Performance Incentive Plan
†21.1	List of Subsidiaries
†23.1	Consent of KPMG LLP
*23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
†24.1	Power of Attorney (included on signature page)

†	Previously filed.

*	To be filed by amendment.

**	Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment.

***	Filed herewith.

(B) Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on August 29, 2011.

CERES, INC.

By:	/s/ Paul M. Kuc
Paul M. Kuc
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on dates indicated.

Signature	Title	Date

/s/ Richard Hamilton, Ph.D. Richard Hamilton, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2011

/s/ Paul M. Kuc Paul M. Kuc	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2011

* Walter De Logi, Ph.D.	Chairman of the Board of Directors	August 29, 2011

* Pascal Brandys	Director	August 29, 2011

* Raymond Debbane	Director	August 29, 2011

* Richard Flavell, Ph.D.	Director	August 29, 2011

* Robert Goldberg, Ph.D.	Director	August 29, 2011

* Thomas Kiley	Director	August 29, 2011

* David B. Krieger	Director	August 29, 2011

Signature		Title	Date

* Edmund Olivier		Director	August 29, 2011

*By:	/s/ Paul M. Kuc Paul M. Kuc Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

*1.1	Form of Underwriting Agreement
†3.1	Restated Certificate of Incorporation of Ceres, Inc., as currently in effect
*3.2	Form of Amended and Restated Certificate of Incorporation of Ceres, Inc. to be in effect immediately prior to the consummation of this offering
†3.3	Amended and Restated Bylaws of Ceres, Inc., as currently in effect
*3.4	Form of Amended and Restated Bylaws of Ceres, Inc. to be in effect immediately prior to the consummation of this offering
†3.5	Amendment to the Amended and Restated Bylaws of Ceres, Inc., as currently in effect
*4.1	Form of Stock Certificate
†4.2	Warrant to Purchase Shares of Series E Preferred Stock issued to Silicon Valley Bank, dated August 16, 2004, as amended
*4.3	Warrant to Purchase Shares of Common Stock issued to The Samuel Roberts Noble Foundation, Inc., dated November 28, 2006, as amended
†4.4	Warrant to Purchase Shares of Common Stock issued to The Texas A&M University System, dated July 18, 2008
†4.5	Warrants to Purchase Shares of Series F Preferred Stock issued to Silicon Valley Bank, dated March 1, 2010
†4.6	Amended and Restated Investors’ Rights Agreement, dated June 25, 2010, by and among Ceres, Inc. and the stockholders named therein
†4.7	Form of Series F Original Warrant, as amended
†4.8	Form of Series G Original Warrant, as amended
†4.9	Form of Convertible Note
*5.1	Opinion of Shearman & Sterling LLP
†10.1	Ceres, Inc. 2000 Stock Option/Stock Issuance Plan, as amended
†10.2	Form of Stock Option Agreement under the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan
*10.3	Form of Stock Purchase Agreement under the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan
†10.4	Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
†10.5	Form of Stock Option Agreement under the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
*10.6	Form of Stock Purchase Agreement under the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan
†10.7	Restricted Stock Grant Agreement between J. Jefferson Gwyn and Ceres, Inc., dated December 22, 2008
*10.8	Ceres, Inc. 2011 Equity Incentive Plan Form of Stock Option Grant Notice and Option Award Agreement under the Ceres, Inc. 2011 Equity Incentive Plan
†10.9	Agricultural Lease Agreement between John & Connie Giesenschlag and Ceres, Inc., dated April 1, 2008
†10.10	Ground Lease Agreement between John & Connie Giesenschlag and Ceres, Inc., dated April 1, 2008
**10.11	Exclusive License Agreement between Cambridge University Technical Services, Ltd. and Ceres, Inc., dated November 1, 2001
**10.12	Sponsored Research Agreement between The Texas Agricultural Experiment Station of The Texas A&M University System and Ceres, Inc., dated August 29, 2007, as amended
†10.13	Intellectual Property Rights Agreement between The Texas Agricultural Experiment Station of The Texas A&M University System and Ceres, Inc., dated August 29, 2007
**10.14	Material Transfer and Evaluation Agreements between The Texas A&M University System and Ceres, Inc., dated April 23, 2008, as amended
**†10.15	Line License Agreement between The Texas A&M University System and Ceres, Inc., dated October 16, 2009

Exhibit
No.	Description of Exhibit

**10.16	Master Research Agreement between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated May 19, 2006
**10.17	Evaluation, Production and License Agreement between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated May 19, 2006
**10.18	License Agreement for NF/GA992 and NF/GA993 between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated December 1, 2008
**10.19	License Agreement for NF/GA002 between The Samuel Roberts Noble Foundation, Inc. and Ceres, Inc., dated September 1, 2009
**10.20	Collaboration Agreement between the Institute of Biological, Environmental and Rural Sciences of Aberystwyth University and Ceres, Inc., dated April 1, 2007, as amended
**10.21	Collaboration Agreement between Institute of Crop Sciences of the Chinese Academy of Agricultural Sciences and Ceres, Inc., dated November 15, 2007, as amended
†10.22	Loan and Security Agreement between Silicon Valley Bank and Ceres, Inc., dated January 29, 2010 and amendments thereto dated March 17, 2010 and August 10, 2010
*10.23	Employment Agreement between Ceres, Inc. and Richard Hamilton, dated , 2011
*10.24	Employment Agreement between Ceres, Inc. and Paul Kuc, dated , 2011
*10.25	Employment Agreement between Ceres, Inc. and Michael Stephenson, dated , 2011
*10.26	Employment Agreement between Ceres, Inc. and J. Jefferson Gwyn, dated , 2011
*10.27	Employment Agreement between Ceres, Inc. and Roger Pennell, dated , 2011
*10.28	Exclusive Consulting Agreement between Ceres, Inc. and Robert Goldberg, dated January 1, 2006, and, the amendments thereto dated November 17, 2006, December 31, 2010 and July 20, 2011
**10.29	Enabling Technology License Agreement between Ceres, Inc. and Monsanto Company, dated April 1, 2002
**10.30	Line License Agreement between Ceres, Inc. and The Texas A&M University System, dated July 12, 2011.
*10.31	Ceres, Inc. Performance Incentive Plan
†21.1	List of Subsidiaries
†23.1	Consent of KPMG LLP
*23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
†24.1	Power of Attorney (included on signature page).

†	Previously filed.

*	To be filed by amendment.

**	Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment.

***	Filed herewith.

(B) Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.